INITIAL SUMMARY PROSPECTUS
May 1, 2026

AICPA 2022 Group Variable Universal Life for Members
A FLEXIBLE PREMIUM GROUP VARIABLE UNIVERSAL LIFE INSURANCE CONTRACT

Issued by
The Prudential Insurance Company of America

With Variable Investment Options offered in connection with its
Prudential Variable Contract Account GI-2

Summary Prospectus For New Investors

This summary prospectus summarizes certain key aspects of a flexible premium variable universal life insurance contract, the Group Variable Universal Life Contract offered by The Prudential Insurance Company of America, a stock life insurance company, to the Eligible Group Members of the AICPA and/or a State Society of CPAs. Before you (the "Participant") invest you should also review the prospectus for the Group Variable Universal Life Certificate, which contains more information about the features, benefits, and risks. You can find this document and other information about the Certificate online at www.Prudential.com/eProspectus. You can also obtain this information at no cost by calling 800-562-9874. Additional general information about certain investment products, including variable life insurance, has been prepared by the Securities and Exchange Commission’s (“SEC”) staff and is available at www.Investor.gov.
You may cancel your Certificate within 10 days of receiving it without paying fees or penalties. In some states, this cancellation period may be longer. You should review this prospectus and the prospectus supplement, or consult with your investment professional, for additional information about the specific cancellation terms that apply.

INITIAL SUMMARY PROSPECTUS                                         JUNE 23, 2025

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INITIAL SUMMARY PROSPECTUS                                         May 1, 2026
IMPORTANT INFORMATION YOU SHOULD CONSIDER ABOUT THE CONTRACT

FEES AND EXPENSES
Charges For Early Withdrawals	We do not deduct a surrender charge for early withdrawals. For more information on withdrawals, please refer to the Withdrawals subsection of the prospectus.
Transaction Charges
You may be charged for transactions. Such charges include sales charges on premiums paid under the Certificate, administrative charges (to cover local, state and federal taxes), transfer fees, and withdrawal fees. For more information on transaction charges, please refer to the FEE TABLE and CHARGES AND EXPENSES sections of the prospectus.

Ongoing Fees And Expenses
In addition to transaction charges, an investment in the Certificate is subject to certain ongoing fees and expenses, including such fees and expenses as those covering the cost of insurance under the Certificate and the cost of optional benefits available under the Certificate. Such fees and expenses are set based on either a fixed rate or the characteristics of the insured (e.g., age, gender, and rating classification). Investors should view the data pages of their Certificate for applicable rates.
Participants will also bear expenses associated with the Funds under the Certificate, as shown in the following table:

	Annual Fee	Minimum	Maximum
	Investment options (Fund fees and expenses)	0.29%	2.34%
For more information on ongoing fees and expenses, please refer to the FEE TABLE and CHARGES AND EXPENSES sections of the prospectus, as well as APPENDIX A, which is part of the prospectus.
RISKS
Risk Of Loss	You can lose money by investing in the Certificate. For more information please refer to the SUMMARY OF PRINCIPAL RISKS OF INVESTING IN THE CERTIFICATE section of the prospectus.
Not a Short-Term Investment
The Certificate is not a short-term investment and is not appropriate for an investor who needs ready access to cash. The Certificate is designed to provide benefits on a long-term basis. Consequently, you should not use the Certificate as a short-term investment or savings vehicle. Because of the long-term nature of the Certificate, you should consider whether purchasing the Certificate is consistent with the purpose for which it is being considered. For more information please refer to the SUMMARY OF PRINCIPAL RISKS OF INVESTING IN THE CERTIFICATE section of the prospectus.

Risks Associated With Investment Options
An investment in the Certificate is subject to the risk of poor investment performance and can vary depending on the performance of the Funds available under the Certificate, each of which has its own unique risks. You should review the Funds’ prospectuses before making an investment decision. Fund prospectuses are available at https://vpx.broadridge.com/getcont.asp?cid=prucogwvpx&fid=NRVA01071 or by calling 800-562-9874. For more information on the Funds, please refer to the SUMMARY OF PRINCIPAL RISKS OF INVESTING IN THE CERTIFICATE section and the The Funds subsection of the prospectus.

Insurance Company Risks
An investment in the Certificate is subject to the risks related to Prudential. Any obligations (including under the Fixed Rate Account), guarantees, or benefits are subject to the claims-paying ability of Prudential. More information about Prudential, including its financial strength ratings, is available upon request and at www.investor.prudential.com/ratings. For more information please refer to the GENERAL DESCRIPTIONS OF THE PRUDENTIAL INSURANCE COMPANY, THE REGISTRANT, AND THE FUNDS section of the prospectus.

Contract Lapse
In general, your Certificate will remain in force as long as the balance in your Certificate Fund (less any Certificate Debt and outstanding charges) is enough to pay the monthly charges when due. If the Certificate Fund balance is not enough, Prudential will send you a notice to tell you that your insurance is going to end, how much you must pay to stop it from ending, and when you must pay. This payment must be received by the end of the grace period, or the Certificate will no longer have any value.
You may request reinstatement of a lapsed Certificate any time within three years after the end of the grace period upon the completion of certain conditions, including a premium payment that is at least enough, after deduction of any charges that apply, to pay the monthly charges going forward for two months.
For more information please refer to the LAPSE AND REINSTATEMENT section of the prospectus.

INITIAL SUMMARY PROSPECTUS                                         May 1, 2026

RESTRICTIONS
Investments
You may, up to 20 times each Certificate Year, transfer amounts among investment options. We will accept subsequent transfer requests only if they are in a manner acceptable to us. Generally, you may make only one transfer from the Fixed Account to each of the available Funds per Certificate Year. The transfer cannot be for more than $5,000 or 25% of the amount you have invested in the Fixed Account, whichever is greater.
Transfers may generally be made by telephone or electronically.
We reserve the right to remove or substitute Funds as investment options.
For more information on investment and transfer restrictions, please refer to the Transfers And Restrictions On Transfers subsection of the prospectus.

Optional Benefits
You may be able to obtain extra benefits, which may require additional charges. These optional insurance benefits are described as "additional insurance benefits" to the Certificate. Additional insurance benefits are generally only available at Certificate issuance, unless noted otherwise.
There are limitations of benefits on certain riders for claims due to war or service in the armed forces. We will not pay a benefit on any Accidental Death Benefit type benefit or rider if the death or injury is caused or contributed to by war or act of war, declared or undeclared, including resistance to armed aggression. This restriction includes service in the armed forces of any country at war.
Some benefits may depend on the performance of the Certificate Fund. Additional insurance benefits will no longer be available if the Certificate lapses. Some benefits are not available in conjunction with other benefits and other restrictions may apply.
Some benefits described in this prospectus may be subject to state variations or may not be available in all states. Please refer to APPENDIX B, which is part of this prospectus, for state availability and a description of all material variations to benefits and features that differ from the description contained in the prospectus.
For more information on optional benefits under the Contract, please refer to the OTHER BENEFITS AVAILABLE UNDER THE CONTRACT section of the prospectus.

TAXES
Tax Implications
You should consult with a tax professional to determine the tax implications of an investment in and payments received from your Certificate under the Group Contract. Withdrawals that exceed basis will be subject to ordinary income tax, and may be subject to additional tax or penalties. For more information on tax implications relating to Certificate investments, please refer to the TAXES section of the prospectus.

CONFLICTS OF INTEREST
Investment Professional Compensation
Investment professionals receive compensation for selling the Group Contract and may have a financial incentive to offer or recommend the Contract over another investment. Compensation (commissions, overrides, and any expense reimbursement allowance) is paid to broker-dealers that are registered under the Securities Exchange Act of 1934 and/or entities that are exempt from such registration (“firms”). The individual representative will receive all or a portion of the compensation, depending on the practice of the firm. For more information on investment professional compensation, please refer to the DISTRIBUTION AND COMPENSATION section and the Commissions Paid To Broker-Dealers subsection of the prospectus.

Exchanges
Some investment professionals may have a financial incentive to offer you a policy in place of the one you already own. You should only exchange your policy if you determine after comparing the features, fees, and risks of both policies, that it is preferable to purchase the policy, rather than continue to own your existing policy. For more information on exchanges, please refer to the paragraph titled Replacing Your Life Insurance in the SUMMARY OF PRINCIPAL RISKS OF INVESTING IN THE CERTIFICATE section of the prospectus.

INITIAL SUMMARY PROSPECTUS                                         May 1, 2026
OVERVIEW OF THE GROUP CONTRACT
The following is a brief overview of some significant aspects of the Group Contract. We provide more complete and detailed information in the other sections of this summary prospectus, and in the prospectus, the statement of additional information, and the Certificate.

Purpose of the Contract
A Group Variable Universal Life Insurance policy is a flexible form of life insurance. It has a Death Benefit and a Certificate Fund. The Death Benefit may change every day or remain stable depending upon the death benefit option elected and the Certificate Fund. The Certificate Fund has values which change every day according to the investment performance of the investment options to which you have allocated your Net Premiums. In addition to life insurance coverage, the Contract provides the opportunity to earn a return through the available investment options. The coverage is designed to be flexible to meet your specific life insurance needs. Within certain limits, this type of coverage will provide you with flexibility in determining the amount and timing of your premium payments.

Premiums
You will usually be able to decide when to make premium payments and how much each premium payment will be. You are responsible for making sure that there is enough value in your Certificate Fund (minus Certificate Debt and outstanding charges) to cover each month’s charges. If your Certificate Fund balance is less than the amount needed to pay any month’s charges, then you must make a premium payment that increases your Certificate Fund balance above this minimum amount. You must make that payment during the grace period, and if you do not, your coverage will end.
You may choose to make additional premium payments and have those payments directed to the investment options you select.

Contract Features
Some Certificate features may be subject to state variations or may not be available in all states or through all broker-dealers.
Dollar Cost Averaging – Dollar Cost Averaging, or DCA, lets you systematically transfer specified dollar amounts from the Prudential Series Fund Government Money Market Portfolio to the other available investment options available under the Group Contract at monthly intervals. The main objective of DCA is to reduce the risk of dramatic short-term market fluctuations.
Loans – You may borrow money from your Certificate Fund. The maximum Loan Value, which is the maximum amount you may borrow, is 90% of your Certificate Fund minus any existing loan (and its accrued interest), outstanding charges, and the amount of the next month's charges. In states that require it, you may borrow a greater amount.
Withdrawals from the Certificate Fund – While your Certificate is in effect, you may withdraw part of the Certificate’s Cash Surrender Value. You must withdraw at least $200 in any withdrawal, but you must leave enough in your Certificate Fund (less any Certificate Debt and outstanding charges) to pay the next month’s charges. There is no limit on the number of withdrawals you can make in a year. However, there is a transaction charge for each withdrawal. A withdrawal may have tax consequences.
Surrenders – You may surrender your insurance and receive its Cash Surrender Value. The Cash Surrender Value is the value of the Certificate Fund at the close of business on the day of the surrender minus any Certificate Debt and any outstanding charges.
Cash Surrender Value and Death Benefit – If you ask, Prudential will give you an illustration of how the Cash Surrender Value and Death Benefit of your Certificate can change as a result of the performance of the investment options you select. The illustration will show your age, risk class, proposed face amount of insurance, and proposed Premium payments.
Canceling Your Certificate (“Free Look”) – Generally, you may return your Certificate for a refund within 30 days after you receive it.

INITIAL SUMMARY PROSPECTUS                                         May 1, 2026
STANDARD DEATH BENEFITS

Death Benefit Coverage
The Death Benefit will generally equal the Face Amount plus the Certificate Fund. Favorable investment performance and additional premium payments will generally increase your Certificate's Death Benefit and Cash Surrender Value. As long as the Certificate is not in default and there is no Certificate Debt, the Death Benefit may not fall below the Face Amount stated in the Certificate. Certificate Owners should note that any withdrawal will generally result in a reduction of the Death Benefit. You may at any time increase your Death Benefit by making additional premium payments, subject to tax limits. We may increase the Death Benefit to ensure that the Certificate will satisfy the Internal Revenue Service ("IRS") definition of life insurance.

When Death Benefit Proceeds are Paid
Generally, we will pay any Death Benefit to the beneficiary you have named after all the documents required for such a payment are received in Good Order at the office designated to receive that request. The Death Benefit is determined as of the date of death. If we do not receive instructions on where to send the death benefit payment within 5 years (or less where required by state law) of the date of death, the funds will be escheated.

Amount of the Death Benefit
The Death Benefit is the Face Amount of insurance plus the value of the Certificate Fund as of the date of death minus any Certificate Debt and any past due monthly charges. But, the Death Benefit will not be less than the Face Amount of insurance shown plus the amount of any additional insurance benefit, if the Covered Person’s insurance is not in default and there is no Certificate Debt. If the date of death is not a business day, the Subaccount portion of the Certificate Fund will be valued using the next Business Day.

When a Covered Person attains age 100, the person’s Death Benefit will be equal to the Certificate Fund, less any Certificate Debt outstanding and any past due monthly charges. The Face Amount of insurance ends, the monthly Expense Charges for the Cost of Insurance will no longer be required and Prudential will no longer accept premiums.

Adjustment in the Death Benefit
The Certificate Fund may have grown to the point where we would need to increase the Death Benefit to be certain that the insurance will meet the Internal Revenue Code's definition of life insurance using the “Cash Value Accumulation Test.”

If that were the case for your Certificate, we would increase the Death Benefit (before we deduct any Certificate Debt and outstanding charges) to make it equal to the Certificate Fund divided by the Net Single Premium per dollar of insurance for the Covered Person’s Attained Age. For this purpose, we base the Net Single Premium on the 2017 CSO Table, and the interest rate required under Section 7702 of the Internal Revenue Code based on the issue date of the Certificate.

INITIAL SUMMARY PROSPECTUS                                         May 1, 2026

Death Claim Settlement Options
Prudential may make a range of settlement and payment options available to group life insurance beneficiaries but does not provide recommendations or investment advice regarding a claimant’s choice. The option elected may affect the taxability of the Death Benefit. Please consult your tax advisor for advice. The following settlement and payment options are also available (please note availability of options is subject to change):
Prudential's Alliance Account®
One method of paying group life insurance benefits of certain amounts (currently $5,000 or more in total benefits) is via a retained asset account, whereby Prudential establishes an interest-bearing Alliance Account® in the beneficiary’s name while the funds are held in Prudential’s general account. The full amount of life insurance proceeds payable to the claimant is settled in a single distribution by the establishment of Prudential’s Alliance Account® in the beneficiary’s name. The beneficiary can access all funds immediately by writing a draft for the entire amount, may leave funds in the account as long as desired, and generally preserve the ability to transfer all or some funds to other settlement options as available.
Prudential's Alliance Account® begins earning interest immediately and continues earning interest until all funds are withdrawn or the account is closed based on any minimum balance requirement, in which event a close-out check is sent to the beneficiary. Interest is accrued daily, compounded daily, and credited monthly. The interest rate may change at any time, subject to a minimum rate applicable for successive 90 day periods, and is adjusted at Prudential’s discretion based on variable economic factors (including but not limited to, prevailing market rates for short term demand deposit accounts, bank money market rates and Federal Reserve interest rates) and may be more or less than the rate Prudential earns on the funds in its general account.
Prudential's Alliance Account® is backed by the financial strength of The Prudential Insurance Company of America. It is not FDIC insured because it is not a bank account or a bank product. Prudential's Alliance Account® is not available for payments less than $5,000 in total benefits, payments to individuals residing outside the United States and its territories, nor for certain other payments. These payments that are not eligible for Prudential's Alliance Account® will be paid by check. Beneficiaries may wish to consult a tax advisor regarding interest earned on the account. Prudential’s Alliance Account® is a registered trademark of The Prudential Insurance Company of America.
Payments for a Fixed Period
The Death Benefit plus interest may be paid over a fixed number of years (1 to 25) either monthly, quarterly, semi-annually, or annually. The payment amount will be higher or lower depending on the period selected and the interest rate may change. Beneficiaries may withdraw the total present value of payments not yet made at any time.
Payments in Installments for Life
The Death Benefit may provide monthly payments in installments for as long as the beneficiary lives. Beneficiaries may choose a guaranteed minimum payment period (5, 10, or 20 years) or an installment refund, which will guarantee that the sum of the payments equals the amount of the Death Benefit payable under this option. If the beneficiary dies before Prudential has made all guaranteed payments, we will pay the present value of the remaining guaranteed payments to a payee your beneficiary designates. If your beneficiary does not select a guaranteed minimum payment period, then we will not make any additional payments upon your beneficiary’s death.
Payment of a Fixed Amount
The beneficiary may choose an income payment of a stated amount either monthly, quarterly, semi-annually, or annually. Prudential will make the payment until the proceeds and interest earned are fully paid. Your beneficiary receives a guaranteed specified sum for a limited number of years. The interest rate can change. Any interest credited will be used to extend the payment period.
Under each of the previously-mentioned alternative options, each payment must generally be at least $20.
Interest Income
All or part of the proceeds may be left with Prudential to earn interest, which can be paid annually, semi-annually, quarterly, or monthly. The minimum deposit is $1,000. This option allows your beneficiary to choose another settlement option at a later time. Withdrawals of $100 or more (including the entire unpaid Death Benefit) can be made at any time.
Lump Sum Check
Your beneficiary may choose to receive the full death benefit in a single lump sum check.

INITIAL SUMMARY PROSPECTUS                                         May 1, 2026

Changes in Face Amount of Insurance
The Face Amount of insurance may increase or decrease. The increase or decrease may happen automatically, or when you ask. Here are some general statements about changes in your Face Amount of insurance.

Increases in Face Amount
•your current Face Amount;
•your age;
•your AICPA membership;
•your State Society of CPA membership; and
•the schedule of coverage available.

Decreases in Face Amount
•The reduced Face Amount must be a scheduled amount available to you.
•A Participant may not decrease the Face Amount to below the minimum amount required to maintain status as life insurance under federal tax laws.
•The Face Amount may decrease automatically when you attain ages 75 and 80.

We will calculate the change in the Face Amount at the end of the first Business Day on or after the receipt of your instructions to decrease the Face Amount or when you attain age 75 or 80. The actual decrease will generally take effect on the first Monthly Deduction Date after that. Sometimes it may take an additional month before the charges change. If that happens, we will adjust the amount we deduct the first month after the decrease takes effect to credit you for any extra monthly charges we deducted the previous month.

How We Calculate the Face Amount of Your Insurance When You Reach Age 75 and Age 80

When you reach age 75, we will reduce the Face Amount to:

1.Five times the value of the Certificate Fund, or

2. 75% of the Face Amount prior to age 75, whichever is greater

When you reach age 80, we will reduce the Face Amount to:

1.Five times the value of the Certificate Fund, or

2. 50% of the Face Amount prior to age 75, whichever is greater

Once the Face Amount is recalculated, it will be rounded to the next highest $1,000 increment subject to a $50,000 minimum. Reductions at ages 75 and above do not affect preferred rate eligibility as long as the reduced Face Amount is at least $188,000. We will determine the amount of any reduction that occurs due to your attainment of an age on the later of (1) the Contract Anniversary coinciding with or next following your attainment of the reduction age and (2) the Contract Anniversary (October 1) on or after the tenth anniversary of the day on which you became insured for GVUL under the Group Contract. If you are age 75 or older when your certificate is effective, then the "How We Calculate the Face Amount of Your Insurance When You Reach Age 75 and Age 80" calculations will use your initial Face Amount.

The value of the Certificate Fund used in determining the reduced Face Amount will be calculated on the last Business Day prior to the effective date of the reduction.

But in no event will your ultimate Face Amount of insurance, as determined above, exceed your amount of insurance on the day prior to your attainment of the reduction age. Nor will your amount of insurance at any time be reduced to an amount below an amount required to keep the coverage within the definition of the life insurance under the Internal Revenue Code, or successor law, without reducing the Certificate Fund.

INITIAL SUMMARY PROSPECTUS                                         May 1, 2026
OTHER BENEFITS AVAILABLE UNDER THE CONTRACT
In addition to the standard death benefit(s) associated with your Certificate, other standard and/or optional benefits may also be available to you. The following table summarizes information about those additional insurance benefits. Information about applicable fees associated with each benefit included in this table may be found in the FEE TABLE.

Name Of Benefit	Purpose	Is Benefit Standard Or Optional	Brief Description Of Restrictions/Limitations
Accelerated Benefit Option	Provides for an early lump sum payment of part of the Certificate's Death Benefit when the Covered Person is diagnosed as being terminally ill.	Standard
•Subject to certain eligibility requirements, and approval of the claim.
•We will not pay an accelerated benefit option if you are required to elect it to meet the claims of creditors or to obtain a government benefit.

Accidental Death and Dismemberment Benefit	Provides insurance for accidental loss of life, sight, hand, or foot.	Optional
•Excludes certain types of losses.
•We will not pay a benefit on any Accidental Death Benefit type rider if the death or injury is caused or contributed to by war or act of war, declared or undeclared, including resistance to armed aggression.

Extended Death Protection During Total Disability	Provides protection during total disability.	Optional	•Subject to satisfactory proof of continued total disability.
Child Term Benefit	Provides term life insurance coverage on qualified dependents.	Optional	•Dependent(s) must be unmarried, living at birth, and less than 25 years old. •Will reduce the amount of the annual refund that could otherwise be received from your Group Contract Holder.

INITIAL SUMMARY PROSPECTUS                                         May 1, 2026
PREMIUMS

Routine Premium Payments
You will usually be able to decide how often to make premium payments and how much each premium payment will be. You must make sure that there is enough value in your Certificate Fund--minus Certificate Debt and outstanding charges--to cover each month's charges. If there is not, your insurance will end (in insurance terms, it will "lapse"). If the balance in your Certificate Fund is less than the amount of any month's charges, you must make a premium payment that increases your Certificate Fund balance above this minimum amount. You must make that payment during the grace period. If you don't, your insurance coverage will end. See the LAPSE AND REINSTATEMENT section in the prospectus to learn how your insurance will end and what you can do to stop it from ending.

Additional Premium Payments	In addition to routine premium payments, you may make additional premium payments at any time. Prudential reserves the right to limit the amount of additional premiums.
How You Will Pay Premiums
Participants will remit payments to the AICPA Insurance Trust which are the Contributions described in your Certificate. The AICPA Insurance Trust will make payments called premiums to Prudential when your Contributions are passed on to us.

Deducting Premiums From Your Paycheck	You may choose to have your premium deducted automatically from your checking or savings account.
Effect Of Premium Payments On Tax Status
If you pay additional premiums, we may need to increase your Death Benefit (and corresponding cost of insurance charges) to continue to qualify it as life insurance for federal tax purposes. Also, if you make premium payments above certain limits, the tax status of the insurance may change to that of a Modified Endowment Contract under the Internal Revenue Code. That status could have significant disadvantages from a tax standpoint. We have procedures designed to identify most situations in which a premium payment would cause your Certificate to be treated as a Modified Endowment Contract. When we identify such a situation, we generally will notify you and ask whether you want us to refund the premium payment. If you fail to respond within a reasonable time, we will continue to process the premium payment as usual.

If you have notified us in the past 13 months that you want us to refund excess premium payments causing Modified Endowment Contract treatment and we receive any excess payment which is less than $100.00, then we may, without additional notification by you, sell the minimum number of units necessary so as not to cause your Certificate to be treated as a Modified Endowment Contract.

We reserve the right to return any premium payment that would cause your insurance to fail to qualify as life insurance under applicable tax laws, or that would increase the Death Benefit by more than it increases the Certificate Fund.

Processing and Valuing Transactions
Prudential is generally open to process financial transactions on those days that the New York Stock Exchange (NYSE) is open for trading. There may be circumstances where the NYSE does not open on a regularly scheduled date or time or closes at an earlier time than scheduled (normally 4:00 p.m. Eastern Time). Generally, financial transactions received in Good Order before the close of regular trading on the NYSE will be processed according to the value next determined following the close of business. Financial transactions received on a non-business day or after the close of regular trading on the NYSE will be processed based on the value next computed on the next Valuation Day.

We will not process any financial transactions involving purchase or redemption orders on days the NYSE is closed. Prudential will also not process financial transactions involving purchase or redemption orders or transfers on any day that:
•trading on the NYSE is restricted;
•an emergency, as determined by the SEC, exists making redemption or valuation of securities held in the Separate Account impractical; or
•the SEC, by order, permits the suspension or postponement for the protection of security holders.

In certain circumstances, we may need to correct the processing of an order. In such circumstances, we may incur a loss or receive a gain depending upon the price of the security when the order was executed and the price of the security when the order is corrected. With respect to any gain that may result from such order correction, we will retain any such gain as additional compensation for these correction services.

INITIAL SUMMARY PROSPECTUS                                         May 1, 2026

Allocation of Premiums
Here's how Prudential will credit your Net Premiums: we generally will credit your Net Premium to your investment options at the end of the Business Day on which your payment is received in Good Order. Any premium payments received before the Certificate Date will be deposited as of the Certificate Date.

•BEFORE THE CERTIFICATE DATE. Any premium payment that is received before the Certificate Date and any premium payment that is not in Good Order will be held (on your behalf) in a suspense account and we may earn interest on such amount. You will not be credited interest on those amounts. The monies held in the suspense account may be subject to claims of our general creditors. If we receive a premium payment before we have approved your enrollment under the Group Contract, however, we generally will return the premium payment to you.

•DURING THE FIRST 30 DAYS THAT YOUR CERTIFICATE IS IN EFFECT. We will allocate any Net Premiums that we receive during the first 30 days to the Fixed Account. We will leave the Net Premiums in the Fixed Account for those first 30 days.

•AFTER YOUR CERTIFICATE HAS BEEN IN EFFECT FOR 30 DAYS. After your Certificate has been in effect for 30 days, Prudential will credit any Net Premium~~s~~ to your Certificate Fund and allocate it to the investment options you selected.

If you have not given us complete instructions on how you want Net Premiums to be invested, we will leave your Net Premiums invested in the Fixed Account until you furnish complete information.

Subsequent premium payments received without the appropriate information will be held in a suspense account. If the appropriate information is received, the money will be applied to the Participant's account.  If the appropriate information is not received, the money will be returned. This applies to funds and information received from the Group Contract Holder where there is not sufficient Participant data necessary to apply the money to a Participant’s account.

Changing the Allocation of Future Premium Payments
You may ask to change the way your future premium payments will be allocated among the investment options. Aon Securities LLC will give you a form to use for this purpose. The minimum percent that you may allocate to an available investment option is 5%. All allocations must be in whole percentages.

We do not currently charge for changing the allocation of your future premiums. We may charge for changes in the future.

INITIAL SUMMARY PROSPECTUS                                         May 1, 2026

Transfers and Restrictions on Transfers
You may transfer amounts from one investment option to another. You may request a transfer in terms of dollars (such as a transfer of $10,000 from one available option to another) or in terms of a percent reallocation (such as a transfer of 25% of your Certificate Fund from one option to another).
There are some rules about how transfers can be made:
•The minimum amount you may transfer from one option to another is $100 (or the entire balance in the investment option, if it is less than $100).
•The minimum percent that you may allocate to an available investment option is 1%. All allocations must be in whole percents.
•We limit the number of times you may transfer amounts out of the Fixed Account. You may make only one transfer from the Fixed Account to one or more of the available Funds each Certificate Year. The transfer cannot be for more than $5,000 or 25% of the amount you have invested in the Fixed Account, whichever is greater. We may change these limits in the future.
•We do not limit the number of transfers into the Fixed Account.

For the first 20 transfers in a Certificate Year, you may transfer amounts by proper written notice, or, if available under your Group Contract, by telephone or electronically. See the Statement of Additional Information for procedure information. After you have submitted 20 transfers in a Certificate Year, we will accept subsequent transfer requests only if they are in a form acceptable to us, bear an original signature in ink, and are sent to us by U.S. regular mail. After you have submitted 20 transfers in a Certificate Year, a subsequent transfer request by telephone, fax or electronic means will be rejected, even in the event that it is inadvertently processed.
Multiple transfers that occur during the same day, but prior to the end of the valuation period for that day, will be counted as a single transfer.

There is no transaction charge for the first 12 transfers among investment options per Certificate Year. We may charge an administrative charge of up to $20 for each transfer exceeding 12 in any Certificate Year.
While you may transfer amounts from the Fixed Account, certain restrictions may apply.

In calculating the 12 and 20 transfer limit, we currently do not count transfers that involve one of our systematic programs, such as Dollar Cost Averaging.

Dollar Cost Averaging
As an administrative practice, we currently offer a feature called Dollar Cost Averaging, or DCA. Once the free look period ends, this feature lets you systematically transfer specified dollar amounts from the Prudential Series Fund Government Money Market Portfolio to the other available Funds at monthly intervals, excluding any Funds that are not currently accepting additional investments. You can request that a designated number of transfers be made under the DCA feature. When we make transfers under the DCA feature, the transfers are effective as of the end of the first Business Day of the following month.
You may use DCA at any time after your Certificate becomes effective. To start the DCA feature, you have to make a premium payment of at least $1,000 to the Prudential Series Fund Government Money Market Portfolio or have at least $1,000 in the Prudential Series Fund Government Money Market Portfolio. And, the minimum transfer amount is $100.
Prudential will give you a form to request DCA. If we receive your request form in Good Order, we will start DCA processing during the next month. We will terminate the DCA arrangement when any of the following events occur:
•We have completed the designated number of transfers;
•The amount you have invested in the Prudential Series Fund Government Money Market Portfolio is not enough to complete the next transfer;
•Prudential receives your written request to end the DCA arrangement; or
•You no longer have coverage under the Group Variable Universal Life Insurance.

Currently, we do not charge for the DCA arrangement but we may in the future.
The main objective of DCA is to shield investments from short-term price fluctuations. Since the same dollar amount is transferred to an available Fund with each transfer, you buy a greater interest in the Fund when the price is low and a lesser interest in the Fund when the price is high. Therefore, you may achieve a lower average cost over the long term. This plan of investing does not assure a profit or protect against a loss in declining markets.

We reserve the right to change this practice, modify the requirements, or discontinue the feature in a non-discriminatory manner. We will notify you prior to changing, modifying, or discontinuing this feature.

INITIAL SUMMARY PROSPECTUS                                         May 1, 2026
HOW YOUR CERTIFICATE CAN LAPSE

Lapse
In general, your Certificate will remain in force as long as the balance in your Certificate Fund (less any Certificate Debt and outstanding charges) is enough to pay the monthly charges when due. If the Certificate Fund balance is not enough, Aon Securities LLC will send you a notice to tell you that your insurance is going to end, how much you must pay to stop it from ending, and when you must pay. We will send the notice to the last known address we have on file for you. This payment must be received by the end of the grace period, or the Certificate will end. The grace period is currently 91 days. However, we guarantee that the grace period will be at least the later of 91 days after the Monthly Deduction Date, or 30 days after the date Aon Securities LLC mailed you the notice. A Certificate that lapses with Certificate Debt may affect the way you are taxed.
If the Covered Person dies during the grace period, we will reduce the Death Benefit by any past due monthly charges and by any Certificate Debt.

For more information please refer to the LAPSE AND REINSTATEMENT section in the prospectus.

Reinstatement
You may request reinstatement of a lapsed Certificate any time within 3 years after the end of the grace period. At the time you request reinstatement, you must be less than the maximum age at which a Certificate may be held. We will not reinstate a lapsed Certificate if the Group Contract under which the Certificate was issued ended or if the Covered Person is no longer an Eligible Group Member.

To reinstate your Certificate, you must send the following items to Aon Securities LLC:

•A written request for reinstatement;

•Evidence of the good health of the Covered Person. The evidence must be satisfactory to Prudential;

•A premium payment that is at least enough, after deduction of any charges that apply, to pay the monthly charges for the grace period and for two more months.

We will make your Certificate effective again no later than the Monthly Deduction Date that occurs after we approve your request for reinstatement. The terms of your original Certificate will still apply. We will apply a new two-year period of incontestability.

Currently, we do not charge for a reinstatement, but we reserve the right to charge for reinstatements in the future. Reinstatement of your Certificate does not reverse or eliminate tax reporting related to a lapse with an outstanding loan.

INITIAL SUMMARY PROSPECTUS                                         May 1, 2026
MAKING WITHDRAWALS: ACCESSING THE MONEY IN YOUR CERTIFICATE

Loans
You may borrow up to the Maximum Loan Value of your Certificate Fund. The Maximum Loan Value is 90% of your Certificate Fund minus any existing loan (and its accrued interest), outstanding charges, and the amount of the next month's charges. In states that require it, you may borrow a greater amount. The amount borrowed from the Certificate Fund, at any one time, must be at least $100.
When you take a loan from your Certificate Fund, here's what happens:
•We will take an amount equal to the loan out of each of your investment options on a pro-rata basis unless you tell us to take it only from selected investment options.
•We will start a Loan Account for you and will credit the Loan Account with an amount equal to the loan.
•We will generally credit interest to the amount in the Loan Account at an effective annual rate that is currently 1% less than the rate Prudential Insurance charges as interest on the loan. The crediting rate will generally be equal to the Fixed Account crediting rate, but will never be less than 1%.

You may repay all or part of a loan at any time. We will apply a loan repayment first against any unpaid loan interest and then to reduce the principal amount of the loan. You may repay a loan either by repayment or by withdrawing amounts from the Certificate Fund. You should send your loan repayments directly to Prudential Insurance. You may request a loan repayment form from Aon Securities LLC.

If you repay a loan by using the Certificate Fund, we will treat the repayment as a withdrawal from the Certificate Fund. A withdrawal may have tax consequences.

A loan will not cause your Certificate to lapse. However, your loan plus accrued interest (together, these are called "Certificate Debt") may not equal or exceed the value of your Certificate Fund. If Certificate Debt exceeds the value of your Certificate Fund, you will not have enough money in your Certificate Fund to cover the month's charges and your coverage will end.
If you still have Certificate Debt outstanding when you surrender your Certificate or when you allow your Certificate to lapse, the amount you borrowed may become taxable. Also, loans from Modified Endowment Contracts may be treated for tax purposes as distributions of income.

If we pay the Death Benefit or the Cash Surrender Value while a loan is outstanding, we will reduce the Death Benefit or the Cash Surrender Value by the amount of the loan plus any accrued interest.

A loan will have a permanent effect on your Certificate's Cash Surrender Value. It may also have a permanent effect on the Death Benefit. This happens because the investment results of the investment options you selected will apply only to the amount remaining in those investment options after the loan amount is transferred to the Loan Account. The longer a loan is outstanding, the greater the effect is likely to be. The effect could be favorable or unfavorable. If investment results are greater than the rate being credited on the amount of the loan while the loan is outstanding, values under the Group Contract will not increase as rapidly as they would have if no loan had been made. If investment results are below that rate, Group Contract values will be higher than they would have been had no loan been made. For more information please refer to the Loans subsection in the prospectus.

Withdrawals
While your Certificate is in effect, you may withdraw part of your Certificate's Cash Surrender Value (“Withdrawal”). We will take it from each investment option you selected in the same proportions as the value of your Certificate Fund is invested, unless your request tells us to take the withdrawal from only selected investment options.
Withdrawals will be effective as of the end of the Business Day on which we receive your request form in Good Order. If you redeem units from your Certificate Fund that were recently purchased by check or ACH transfer, we will process your redemption, but will delay sending you the proceeds for up to 10 calendar days to allow the check or ACH transfer to clear.

You must withdraw at least $200 in any withdrawal. Also, you may withdraw any amount that is more than $200, but you must leave enough in your Certificate Fund (less any Certificate Debt and outstanding charges) to pay the next month's charges.

The charge can be up to the lesser of $20 and 2% of the amount you withdraw. We will deduct the transaction charge from your Certificate Fund. Some Group Contracts may have a limit on the number of withdrawals you can make in a year. A withdrawal will decrease the amount of the Death Benefit.

You may not repay any amount that you withdraw, although you generally may make additional premium payments. Withdrawals may have tax consequences.

INITIAL SUMMARY PROSPECTUS                                         May 1, 2026

Surrender Value
You may receive the Cash Surrender Value by surrendering your Certificate. To do this, you must make a request to Aon Securities LLC on the form that we require you to use for this purpose. The election of this option may have tax consequences.
If you do not choose one of the options described above within 61 days of the date the Certificate ends, we will exchange your Certificate Fund for Paid-Up Coverage if your Certificate Fund value is at least $1,000. If it does not have that much value, we will pay the Cash Surrender Value.

When Proceeds Are Paid
Prudential will generally pay any Death Benefit, Cash Surrender Value, withdrawal or loan proceeds within 7 days after the request for payment is received in Good Order. These proceeds will be paid to the U.S. checking or savings account you indicate on the form. If an invalid account or no account is provided, a check will be mailed to the address on the form. We will determine the amount of the Death Benefit as of the date of the Covered Person's death. For other types of redemptions, we will determine the amount of the proceeds as of the end of the Business Day on which we received the request in Good Order. There are certain circumstances when we may delay payment of proceeds:

•We may delay payment of proceeds that come from the Funds and the variable part of the Death Benefit if any of the following events occurs: the New York Stock Exchange is closed (other than for a regular holiday or a weekend), trading is restricted by the SEC, or the SEC declares that an emergency exists.

•We expect to pay proceeds that come from the Fixed Account or from Paid-Up Coverage promptly upon request, but we do have the right to delay these payments (other than the Death Benefit) for up to six months (or a shorter period, if required by state law). We will pay interest at the current rate for settlement options left with Prudential to accumulate with interest if we delay payment for more than 10 days.

INITIAL SUMMARY PROSPECTUS                                         May 1, 2026
ADDITIONAL INFORMATION ABOUT FEES
The following tables describe the fees and expenses that you will pay when buying, owning, and surrendering or making withdrawals from the Certificate. Please refer to your Certificate for information about the specific fees you will pay each year based on the options you have elected.
The first table describes the maximum fees and expenses that you will pay at the time that you buy the Certificate, pay premiums, surrender or make withdrawals from the Certificate, make transfers between investment options, or take a loan.

TRANSACTION FEES
Charge	When Charge is Deducted	Amount Deducted
Charge for Taxes Attributable to Premiums[1]	This charge is deducted from each premium when the premium is paid.	The maximum is 0% of each premium payment.
Withdrawal Charge	This charge is assessed on a Withdrawal.	Maximum charge - $20 Current charge - The lesser of $10 and 2% of the amount withdrawn.
Transfer Charge	This charge is assessed when transfers between investment options exceed 12 in a Certificate Year.	Maximum charge - $20 per transfer after the twelfth. Current charge - $10 per transfer after the twelfth.
Quarterly Report Reprint Charges	This charge is assessed when a quarterly report is reprinted for a period that ended more than a year ago.	Maximum charge - $15 Current charge - $2.50
1. For these purposes, “taxes attributable to premiums” includes any federal, state or local income, premium, excise, business, or any other type of tax (or component thereof) measured by or based upon the amount of premium received by Prudential. In some states, this is called a premium based administrative charge. Currently, the taxes paid for this Certificate are reflected as a deduction in computing Premium Refunds. Prudential reserves the right to deduct a charge directly from premiums.
The next table describes the maximum Contract fees and expenses that you will pay periodically during the time you own the Certificate, not including the Funds’ fees and expenses.

PERIODIC CHARGES OTHER THAN ANNUAL FUND EXPENSES
Charge	When Charge is Deducted	Amount Deducted
Base Contract Charges:
Cost of Insurance[2,3]: Minimum and Maximum Guaranteed Charge	Monthly	Maximum - $28.16 Minimum - $0.03
Charge for a Representative Participant		Representative guaranteed charge - $0.14[4]
Charge for Administrative Expenses	Monthly	Maximum charge - $4.00 Current charge - $0.00
Account Charge for Variable Investment Options (for Mortality & Expense Risk)	Daily	Maximum - 0.90%[1] of the amount of assets in the Variable Investment Options. Current –0.45%[1] of the amount of assets in the Variable Investment Options.
Net Interest on Loans[5]	Annually	Maximum - 2.00% Current – 1.00%
Additional Insurance Benefits Charges[3]:
Child Term Insurance	Deducted from the annual refund, if any	Maximum -$24.00
Accidental Death & Dismemberment	Monthly	Maximum - $0.03[6] Minimum - $0.02[6]
Representative current charge - $0.02[7]
Extended Death Protection During Total Disability	Monthly	Maximum - $0.15
1.The daily charge is based on the effective annual rate shown.

INITIAL SUMMARY PROSPECTUS                                         May 1, 2026
2.The Cost of Insurance (“COI”) charge varies based on individual characteristics such as age, gender, and rate class. The amounts shown in the table may not be representative of the charge that a Participant will pay. You may obtain more information about the particular COI charges that apply to you by contacting Aon Securities LLC.
3.The charges shown for Cost of Insurance and Additional Insurance Benefits are expressed as rates per $1,000 of Net Amount at Risk. The Child Term Insurance is expressed as a rate per unit. The unit is a $10,000 benefit.
4.The representative guaranteed charge for cost of insurance is a sample rate currently charged for a 37-year old Covered Person, who is a male AICPA member in the preferred rate class.
5.The net interest on loans reflects the additional interest you pay above the effective annual interest we credit to your loan. The loan interest crediting rate will generally be equal to the Fixed Account crediting rate.
6.This is the rate currently charged. The contract does not specify a guaranteed maximum or minimum rate for additional insurance benefits.
7.The representative current charge for additional insurance benefits are sample rates currently charged.
The next item shows the minimum and maximum total operating expenses charged by the Funds that you will pay periodically during the time you own a Certificate. A complete list of Funds available under the Contract, including their annual expenses, can be found in APPENDIX A. More detail concerning each Funds’ fees and expenses is contained in the prospectus for each of the Funds.

Annual Fund Expenses	Minimum	Maximum
Expenses that are deducted from the Funds’ assets, including management fees, any distribution and/or service (12b-1) fees, and other expenses, but not including reductions for any fee waiver or other reimbursements.	0.29%	2.34%

INITIAL SUMMARY PROSPECTUS                                         May 1, 2026
APPENDIX A: Funds Available Under the Contract
The following is a list of Funds available under the Contract. More information about the Funds is available in the prospectuses for the Funds, which may be amended from time to time and can be found online at https://vpx.broadridge.com/getcont.asp?cid=prucogwvpx&fid=NRVA01071. You can also request this information at no cost by calling 800-944-8786. Fund prospectuses and other information are also available from a financial intermediary (such as an insurance sales agent or broker-dealer) through which the Contract may be purchased or sold.
The current expenses and performance information below reflects fees and expenses of the Funds, but do not reflect the other fees and expenses that your Contract may charge. Expenses would be higher and performance would be lower if these other charges were included. Each Fund’s past performance is not necessarily an indication of future performance.

Type	Fund - Investment Manager(s) / Subadviser(s)	Current Expense	Average Annual Total Returns As Of 12/31/2024
			1 year	5 year	10 year
Large-Cap Blend	^^AST Large-Cap Equity Portfolio - PGIM Investments LLC, AST Investment Services, Inc. / ClearBridge Investments, LLC; Dimensional Fund Advisors, LP; J.P. Morgan Investment Management Inc.; PGIM Quantitative Solutions LLC	0.83%	24.15%	12.51%	11.09%
Emerging Markets	Lazard Retirement Emerging Markets Equity Portfolio (Service Shares) - Lazard Asset Management LLC	1.40%^	7.43%	3.03%	3.26%
Global/International	Lazard Retirement International Equity Portfolio (Service Shares) - Lazard Asset Management LLC	1.10%^	5.63%	3.57%	3.99%
Small-Cap Blend	Lazard Retirement US Small Cap Equity Select Portfolio (Service Shares) - Lazard Asset Management LLC	1.10%^	11.12%	5.74%	6.73%
Small-Cap Blend	LVIP JPMorgan Small Cap Core Fund (Standard Class) - Lincoln Financial Investments Corporation / J.P. Morgan Investment Management Inc.	0.75%	11.71%	7.05%	7.31%
Specialty	Neuberger Berman AMT Sustainable Equity Portfolio (Class I) - Neuberger Berman Investment Advisers LLC	0.89%	25.84%	13.97%	11.44%
Tactical Allocation	PIMCO All Asset Portfolio (Administrative Class) - Pacific Investment Management Company LLC / Research Affiliates, LLC	2.27%^	3.74%	4.42%	4.37%
Intermediate Core-Plus Bond	PIMCO Total Return Portfolio (Administrative Class) - Pacific Investment Management Company LLC	0.79%	2.53%	(0.03)%	1.53%
Money Market	PSF PGIM Government Money Market Portfolio (Class I) - PGIM Investments LLC / PGIM Fixed Income	0.33%	5.02%	2.30%	1.56%
Large-Cap Blend	PSF Stock Index Portfolio (Class I) - PGIM Investments LLC / PGIM Quantitative Solutions LLC	0.29%	24.65%	14.19%	12.80%
Global/International	Templeton Global Bond VIP Fund (Class 2) - Franklin Advisers, Inc.	0.75%^	(11.37)%	(4.85)%	(2.03)%
^ The Fund’s annual current expense reflects temporary fee reductions
^^ Effective January 27, 2025, you may no longer make additional allocations into the AST Large-Cap Equity Portfolio.

INITIAL SUMMARY PROSPECTUS                                         May 1, 2026
GLOSSARY: Definitions Of Special Terms Used In This Summary Prospectus
Account - The Account is a variable contract account, also known as a separate account, that is identified as the Prudential Variable Contract Account GI-2. The Account is divided into Subaccounts. Each Variable Investment Option is a Subaccount of the Account. The Account holds assets that are segregated from all of Prudential’s other assets. The assets of each Subaccount are segregated from the assets of each other Subaccount.
Aon Securities LLC – The company which offers and administers the plan.
Applicant Owner – A person other than the Eligible Group Member who obtains new insurance coverage on the life of an Eligible Group Member.
Attained Age - Your age on your last birthday on or prior to October 1 of each year.
Business Day – Generally any day the New York Stock Exchange is open for regular trading and generally ends at 4:00 p.m. Eastern Time (or as of an earlier close of regular trading). A business day does not include a day on which we are not open due to emergency conditions determined by the Securities and Exchange Commission. We may also close early due to such emergency conditions.
Cash Surrender Value - The amount you receive upon surrender of the Certificate. The Cash Surrender Value is equal to your Certificate Fund on the date of surrender, less any Certificate Debt and any other outstanding charge.
Certificate - A document issued to you, as a Participant under a Group Contract, setting forth or summarizing your rights and benefits.
Certificate Anniversary - The same date each year as the Certificate Date.
Certificate Date - The effective date of coverage under a Certificate.
Certificate Debt - The principal amount of any outstanding loans you borrowed under your Certificate plus any accrued interest.
Certificate Fund - The total amount credited to you under your Certificate. On any date it is equal to the sum of the amounts under that Certificate allocated to: (1) the Subaccounts, (2) the Fixed Account, and (3) the Loan Account.
Certificate Year - The year from the Certificate Date to the first Certificate Anniversary or from one Certificate Anniversary to the next.
Contract Anniversary - October 1 of each year.
Contract Date - The date on which the Group Contract is issued.
Covered Person - The person whose life is insured under the Group Contract. The Covered Person is generally the Participant.
Death Benefit - The amount payable upon the death of the Covered Person (after the deduction of any Certificate Debt or any outstanding charges).
Eligible Group Members - Members of the AICPA and/or a State Society of CPAs who are less than age 76 and not disabled under the terms of the CPA Life Insurance Plan. You may only be covered under either the CPA Life Insurance Plan or the Group Variable Universal Life Insurance, but not both.
Extended Death Benefit Protection During Total Disability - In your certificate this is referred to as Extension of Coverage and Waiver of Cost of Insurance Charges During Total Disability.
Face Amount - The amount of life insurance in your Certificate. The Face Amount, along with your Certificate Fund are each parts of your Death Benefit.
Fixed Account - An investment option under which Prudential guarantees that interest will be added to the amount deposited at a rate we declare periodically.
Funds - Amounts you invest in a Variable Investment Option will be invested in a corresponding Fund of the same name. A Fund may also be called a "Portfolio." The shares of such Fund are purchased only by insurance company separate accounts, such as the Account, and qualified plans, and are not available on a retail basis. Each Variable Investment Option buys shares of one specific Fund.
Good Order – An instruction utilizing such forms, signatures, and dating as we require, which is sufficiently clear and complete and for which we do not need to exercise any discretion to follow such instructions.
Group Contract - A Group Variable Universal Life insurance contract that Prudential issues to the American Institute of Certified Public Accountants Insurance Trust.
Group Contract Holder - The American Institute of Certified Public Accountants Insurance Trust.
Internal Revenue Code or Code - The Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated thereunder
Issue Age - The Covered Person's Attained Age on the date that the insurance on that Covered Person goes into effect as defined by the Group Contract.
Loan Account - An account within Prudential's general account to which we transfer from the Account and/or the Fixed Account an amount equal to the amount of any loan.

INITIAL SUMMARY PROSPECTUS                                         May 1, 2026
Maximum Loan Value - The amount (before any applicable transaction charge) that you may borrow at any given time under your Certificate. We calculate the Loan Value by multiplying the Certificate Fund by 90% (or higher where required by state law) and then subtracting any existing loan with accrued interest, outstanding charges, and the amount of the next month's charges.
Modified Endowment Contract - A type of life insurance contract or Certificate under the Internal Revenue Code which has been funded in excess of certain IRS limits. Less favorable tax rules, and in some cases an additional tax, apply if you take distributions such as withdrawals, loans, Premium Refunds (passed on to you as refunds) which are not reinvested or assignments from a Modified Endowment Contract. Regardless of classification as a Modified Endowment Contract cash value accrues on a tax deferred basis and the Death Benefit is generally received free of income tax. See the Taxes section in the prospectus for a more complete description of the Modified Endowment Contract rules.
Monthly Deduction Date - The Contract Date and the first day of each succeeding month, except that whenever the Monthly Deduction Date falls on a date other than a Business Day, the Monthly Deduction Date will be the next Business Day.
Net Amount at Risk - The amount by which your Certificate’s Death Benefit (computed as if there were no Certificate Debt) exceeds your Certificate Fund. For example, if the Certificate's Death Benefit is $250,000 and the Certificate Fund is $100,000, the Net Amount at Risk is $150,000.
Net Premium - Your premium payment minus any charges for taxes attributable to premiums. Net Premiums are the amounts that we allocate to the Account and/or the Fixed Account.
Paid-Up Coverage - This type of life insurance coverage pays a Death Benefit of a specific amount that does not change. You make one payment from your Certificate Fund to begin the coverage and never make any additional payments.
Participant - An Eligible Group Member or "Applicant Owner" under a Group Contract who obtains insurance under the Group Contract and is eligible to exercise the rights described in the Certificate. The Participant will be the person entitled to exercise all rights under a Certificate, regardless of whether the Covered Person under the Certificate is the Participant or his or her spouse. We refer to Participants as "you" or “Certificate Owner” in this prospectus. If you validly assign your rights as a Participant to someone else, then that person may exercise those rights.
Premium Refund - A refund that Prudential may provide under certain Group Contracts based on favorable experience.
Subaccount - A division of the Account. Each Subaccount invests its assets in the shares of a corresponding Fund.
The Prudential Insurance Company of America - Prudential, us, we, our. The company offering the Contract.
Variable Investment Options - The investment options of the Account. When you choose a Variable Investment Option, we purchase shares of the fund that corresponds to that option. We hold these shares in the Account.

To Learn More About:

Group Variable Universal Life
issued by
The Prudential Insurance Company of America
751 Broad Street
Newark, New Jersey 07102

We have filed with the Securities and Exchange Commission a prospectus and a statement of additional information (“SAI”) dated May 1, 2026, under the Securities Act of 1933, Registration No. 333-265276 that include additional information about the Contract, the company, and the Prudential Variable Contract Account GI-2. The prospectus and SAI are incorporated by reference into this summary prospectus. The SEC maintains a website (www.SEC.gov) that contains the Group Variable Universal Life prospectus, SAI, material incorporated by reference, and other information about us; copies of this information may be obtained, upon payment of a duplicating fee, by electronic request at the following email address: PublicInfo@SEC.gov.
You can call us at 800-562-9874 to ask us questions, request information about the Contract, and obtain copies of the prospectus, SAI, or other documents without charge. You can also view the SAI located with the prospectus at www.Prudential.com/eProspectus, or request a copy by writing to us at the address above.

EDGAR Class/Contract Identifier: C000237473
Investment Company Act of 1940: Registration No. 811-07545